Post Office Box 787
                               Lebanon, Tennessee
                                       37088-0708
                               Phone 615-443-9869

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CBRL Group, Inc.
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[Logo of CBRL Group, Inc.]

                                                           Contact:  Julie Davis
                                                           615-443-9266

         CBRL GROUP, INC. ELECTS RICHARD J. DOBKIN TO BOARD OF DIRECTORS


     LEBANON, Tenn. (July 29, 2005) - CBRL Group, Inc. (Nasdaq: CBRL) today announced the election of Richard J. Dobkin to its Board of Directors effective immediately.

Mr. Dobkin has 37 years of experience with Ernst & Young in Tampa, Pittsburgh and New York. He recently retired as Tampa Managing Partner, a position he had held since 1987. He has been a member of the Southeast Area Assurance and Advisory Business Services Operating Committee with responsibilities for the retail, distribution and manufacturing practice in Florida and Puerto Rico. Mr. Dobkin served as leader of the Entrepreneurial Services practice for Florida and, as the senior advisory partner, provided client service to companies in all stages of growth from start-ups to large publicly held companies with global operations.

Mr. Dobkin's civic activities include serving on the Board of Directors and Executive Committee for Tampa's Museum of Science & Industry (Chairman of Board, 1996 and 1997); Board of Directors, Florida Holocaust Museum; Greater Tampa Chamber of Commerce (Chairman of Board, 1998); and the Tampa Committee of 100 economic development organization (Chairman 2000). He is a past board member of various organizations including the United Way, Community Foundation of Greater Tampa, Tampa Bay Partnership, University of Tampa and Florida Orchestra Member Society of International Business Fellows (SIBF).

Mr. Dobkin holds a Masters of Science in Industrial Administration from Carnegie-Mellon University and a Bachelor of Science in Accounting, with honors, from Pennsylvania State University. He also attended the Kellogg Executive Program at Northwestern University, and is licensed as a Certified Public Accountant in Florida and Pennsylvania

Michael A. Woodhouse, Chairman of the Board of CBRL Group, Inc., commented, "It is a pleasure to welcome Richard Dobkin to our Board of Directors. The caliber of ability and experience that he brings as an independent director will be very helpful in guiding our business."

Headquartered in Lebanon, Tennessee, CBRL Group, Inc., through its subsidiaries, presently operates 529 Cracker Barrel Old Country Store(R) restaurants and gift shops located in 41 states and 124 company-operated and 23 franchised Logan's Roadhouse(R) restaurants in 18 states.

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